Exhibit 10.2

[Provident Bank Letterhead]

Anthony J. Labozzetta
[Address]

March 11, 2020

Side-Letter Agreement with Anthony J. Labozzetta

Dear Mr. Labozzetta:

Concurrently with the issuance of this Side-Letter Agreement, Provident Financial Services, Inc., a Delaware corporation (“PFS”), and SB One Bancorp, a New Jersey Corporation (“SBBX”), have entered into an Agreement and Plan of Merger dated March 11, 2020 (the “Merger Agreement”), pursuant to which SBBX will merge with and into PFS, with PFS being the surviving entity (the “Merger”). In addition, you have entered into following agreements: (1) an employment agreement with PFS dated March 11, 2020 (the “Provident Employment Agreement”); (2) a change in control agreement with PFS dated March 11, 2020 (the “Provident Change in Control Agreement”); (3) a settlement agreement with PFS, Provident Bank, a New Jersey-chartered savings bank and wholly-owned subsidiary of PFS (the “Bank” and together with PFS, “Provident”), SBBX and SB One Bank, a New Jersey-chartered commercial bank and wholly-owned subsidiary of SBBX, dated March 11, 2020 (copies of which are attached hereto and incorporated herein by reference), all of which, unless otherwise provided therein, will become effective as of the consummation of the Merger.

In addition to the agreements referenced above, the purpose of this Side-Letter Agreement is to confirm the understanding between Provident and you with respect to the matters enumerated below. If the Merger Agreement or your employment with SBBX and SB One Bank terminates for any reason before the Effective Time (as defined in the Merger Agreement) occurs, all the provisions of this Side-Letter Agreement will terminate and there will be no liability of any kind under this Side-Letter Agreement.

1.                   Subject to and conditioned upon the approval of, and appointment by, the Board of Directors of Provident, you will become President and Chief Executive Officer of Provident by no later than January 1, 2022.

2.                   If you are not appointed President and Chief Executive Officer of Provident pursuant to paragraph (1) above or you have a qualifying termination event pursuant to Section 5(f) (Termination Without Cause or With Good Reason) during the Initial Term, your employment with Provident will cease immediately following the expiration of the Initial Term (in the case of the failure to be appointed President and Chief Executive Officer of Provident) or as of the Date of Termination and, in lieu of any other payments or benefits under the Provident Employment Agreement (including pursuant to Section 5(f) thereof), Provident will pay to you the following (collectively, the “Severance Benefits”):

(i)	any Standard Termination Entitlements;

(ii)	as severance pay or liquidated damages, or both, a cash lump sum payment equal to two (2) times the sum of your: (A) annual rate of Base Salary; and (B) annual cash bonus paid to (or earned by) you with respect to the completed fiscal year prior to your date of termination; and

(iii)	continued life, medical, dental and disability coverage substantially comparable, as reasonably or customarily available, to the coverage maintained by Provident for you prior to the date of termination, except to the extent such coverage may be changed in its application to all Provident employees. Such coverage will cease at the end of 24 months following your date of termination. To the extent that Provident determines, in good faith, it is not practical to provide in-kind coverage, Provident will pay directly to the insurance carrier the premium, or reimburse you for direct out-of-pocket cost, for comparable coverage obtained by you. Each such reimbursement payment will be made promptly on submission of an itemized account of your reimbursable expense in such form as Provident may reasonably require and in any event not later than the last day of the calendar year following the calendar year in which the expense was incurred. Each reimbursement payment will include an additional amount calculated by Provident in its reasonable discretion to reflect the aggregate amount of federal, state, and local income and payroll taxes incurred by you with respect to the reimbursement payment.

The Severance Benefits will be paid, or commence, within 14 days following your date of termination or, if later, the 7th day after you execute the Release. The Release must be executed and become irrevocable by the 60th day following your date of termination; provided that if the 60-day period spans two (2) calendar years, then, to the extent necessary to comply with Section 409A of the Internal Revenue Code, the payments under this paragraph will be paid, or commence, in the second calendar year. The Severance Benefits (other than any Standard Termination Entitlements) are conditioned upon your execution of the Release.

3.                   If you are appointed and become President and Chief Executive Officer of Provident as of January 1, 2022 or, if earlier, any event described in Sections 5(a) (Death), 5(b) (Retirement), 5(c) (Disability), 5(d) (Termination for Cause), 5(e) (Voluntary Termination by Executive) or 6 (Change in Control) of the Provident Employment Agreement has occurred, this Side-Letter Agreement will terminate immediately and become null and void and no Severance Benefits will be payable pursuant to paragraph 2 above. For avoidance of doubt, this paragraph (3) does not release Provident from any obligations it may have to pay you, or provide you with, any severance benefits under the Provident Employment Agreement or the Provident Change in Control Agreement that are separate from this Side-Letter Agreement.

4.                   In the event of your termination of employment pursuant to paragraph (2), you will be subject to the non-competition and post-termination obligations set forth in the Provident Employment Agreement.

5.                   Capitalized terms not defined herein have the meaning set forth in the Provident Employment Agreement.

6.                   This Side-Letter Agreement will be governed by the laws of the State of Delaware but only to the extent not superseded by federal law.

7.                   It is intended that the payments and benefits provided under this Side-Letter Agreement shall be exempt from the application of the requirements of Section 409A of the Internal Revenue Code and the regulations and other guidance issued thereunder (collectively, “Section 409A”). Specifically, any taxable benefits or payments provided under this Side-Letter Agreement are intended to be separate payments that qualify for the “short term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exception to Section 409A, to the maximum extent possible. All other payments and benefits due to you under this Side-Letter Agreement on account your termination of employment that are not exempt from Section 409A shall not be paid prior to, and shall, if necessary, be deferred to and paid on the later of the earliest date on which you experience a separation from service (within the meaning of Treasury Regulation Section 1.409A-l(h)) and, if you are a specified employee (within the meaning of Treasury Regulation Section 1.409A-l(i)) on the date of your separation from service, the first day of the seventh month following your separation from service. All such deferred amounts shall be deposited in a grantor trust which meets the requirements of Revenue Procedure 92-65 (as amended or superseded from time to time), the trustee of which shall be a financial institution selected by Provident with your approval (which approval shall not be unreasonably withheld or delayed), pursuant to a trust agreement, the terms of which are approved by you (which approval shall not be unreasonably withheld or delayed) (the “Rabbi Trust”), and payments made shall include earnings on the investments made with the assets of the Rabbi Trust, which investments shall consist of short-term investment grade fixed income securities or units of interest in mutual funds or other pooled investment vehicles designed to invest primarily in such securities.

[Signature Page to Follow]

Sincerely,

PROVIDENT FINANCIAL SERVICES, INC.

	By:	/s/ Christopher Martin
	Name:	Christopher Martin
	Title:	Chairman, President and Chief Executive Officer

PROVIDENT BANK

	By:	/s/ Christopher Martin
	Name:	Christopher Martin
	Title:	Chairman, President and Chief Executive Officer

Agreed and Accepted this March 11, 2020:

/s/ Anthony J. Labozzetta
Anthony J. Labozzetta

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